UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 28, 2011	(July 22, 2011)

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50961	25-1834776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, Pennsylvania	17111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	800-653-6104

N/A
(Former name or former address, if changed since last report)

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective upon adoption on July 22, 2011, the Board of Directors of Metro Bancorp, Inc. amended and restated the Company's Bylaws to update the Bylaws, reflecting the change in the Company's name which became effective in 2009, a change in the eligibility age of directors and other changes consistent with the Company's practice and/or Pennsylvania Business Corporation Law. In addition to making the Bylaws, those of Metro Bancorp, Inc, the amended and restated Bylaws:

1.	Provide that the business conducted at any special meeting of shareholders will be confined to the business and purposes stated in the call of the special meeting (Section 2.4);

2.	Provide for production of a shareholder list at any meeting of shareholders (Section 2.5);

3.	Allow for a shorter period of time within which to submit shareholder proposals for consideration at an annual meeting, if required by applicable law or regulation (Section 2.7);

4.
With respect to the voting process, provide pursuant to Pennsylvania law, that directors shall be elected by a plurality of the votes cast, rather than voice vote and by ballot upon demand of a shareholder; and that broker non-votes and abstentions shall be counted for purposes of establishing a quorum but not as votes cast for or against a proposal or director nominee (Sections 4.2 and 4.3);

5.	Provide for notification by a shareholder to the Company of a director nominee not less than 90 days, rather than 45 days, in advance of a meeting called for electing directors (Section 8.1);

6.
Provide that a person is no longer eligible to be elected as a director if he or she is age 77 (rather than age 75, with the ability of the Board to waive the requirement in its discretion) on or prior to the date of election to the Board; however, any current director who has already attained the age of 77 is eligible to be elected at each of the next two succeeding annual meetings of shareholders (Section 8.2); and

7.
Provide that written notice may be given by facsimile transmission, e-mail or other electronic communication to a person's facsimile number or address for e-mail or other electronic communications when such number or address has been supplied to the Company for the purpose of notice (Section 28.1).

A complete copy of the amended and restated Bylaws of Metro Bancorp, Inc. is attached hereto as Exhibit 3(ii).

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.            Description

3(ii)         Amended and Restated Bylaws of Metro Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metro Bancorp, Inc.
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(Registrant)

Date: July 28, 2011

/s/ Mark A. Zody
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Mark A. Zody
Chief Financial Officer